Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-79441 and 333-90315) and Form S-3 (No. 333-108275) of Tuesday Morning Corporation of our report dated February 19, 2004 with respect to the consolidated financial statements of Tuesday Morning Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2003.

ERNST & YOUNG LLP
Dallas, Texas
February 25, 2004